AMENDED REGULATION A - TIER 1, AS AMENDED, JOBS ACT
NARRATIVE SUPPLEMENT TO ELECTRONIC FORM 1-A
OFFERING STATEMENT UNDER THE
SECURITIES ACT OF 1933, AS AMENDED




March 13, 2017

FINGER LAKES REGION RURAL BROADBAND COMPANY, INC. (FLR)
Issuing Company: Finger Lakes Region Rural Broadband Company, Inc.
Issuer's Representative & Agent for Service of Process: Tony Ramos, President 1050 Connecticut Ave., NW
Suite 500
Washington, D.C. 20036
202-642-5238
tramos@urbroadband.com




IRS EIN # 46-3721414
CLASSIFICATION CODE NUMBER: 522220


An offering that is qualified by the Securities and Exchange Commission of the United States Government with the filing of Form 1-A, as amended, effective June 19, 2015. A JOBS Act - Reg. A. - Tier 1 qualified offering.










































TABLE OF CONTENTS - PER FORM 1-A, AS AMENDED BY NEW REG. A

TABLE OF
CONTENTS.......................................................................
...........................i-ii

INTRODUCTION...1

ITEM 1. SIGNIFICANT PARTIES
LIST.........................................................................1-
5

ITEM 2. APPLICATION OF RULE
262............................................................................
..5

ITEM 3. AFFILIATE SALES
................................................................................
..........5

ITEM 4. JURISDICTIONS IN WHICH
SECURITIES ARE TO BE
OFFERED........................................................................
....5-6

ITEM 5. UNREGISTERED SECURITIES
ISSUED OR SOLD WITHIN ONE
YEAR.......................................................................6-7

ITEM 6. OTHER PRESENT OR PROPOSED
OFFERINGS
................................................................................
.....8

ITEM 7. MARKETING
ARRANGEMENTS...................................................................
..8-9

ITEM 8.  RELATIONSHIP WITH
FLR OF EXPERTS NAMED
IN OFFERING STATEMENT ......9

ITEM 9. USE OF A SOLICITATION
DOCUMENT TO INDICATE WHETHER
OR NOT A PUBLICATION
AUTHORIZED BY RULE 254 WAS
USED PRIOR TO THE FILING OF THIS
NOTIFICATION .....10









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INTRODUCTION.

Finger Lakes Region Rural Broadband Company, Inc. (hereinafter, FLR), has been qualified for Regulation A, as amended, JOBS Act - Tier 1 - with the United States Securities and Exchange Commission (SEC).

Statements made in this Offering Statement, are forward-looking.

The information contained in this Offering Statement adds to, and makes more readable, the information that is contained on the electronic Form 1-A. This Offering Statement should not be taken as a substitute for Form 1-A.

ITEM 1. Significant Parties

List the full names and business and residential addresses, as applicable, for the following persons:

(a) FLRs directors:

Tony Ramos, Chairman

Business address:

1050 Connecticut Ave., NW
Suite 500
Washington, D.C. 20036



Home address:

1805 Key Blvd.
Apt. 513
Arlington, VA 22201








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David J. Karre, M.B.A, M.L.S., (retired) Vice Chairman of the Board

Home address:

4153  Marietta Dr.
Vestal, NY 13850

 Rick Ench, Secretary


Home address:


571 Burkemo Lane
Unit #13
Lake Havasu City, AZ 86406


Olekanma A. Ekekwe, Esquire, Treasurer


Business address:


Law Offices of Olekanma A. Ekekwe, PC
2426 L'Enfant Square SouthEast
Suite 100
Washington, DC 20020




Home address:


Greg Ramos
4280 Pine Ridge Court
Weston, FL 33331-5208
















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Home address:


Thomas A. Burke, Esquire
831 Skylane Terrace
Endwell, NY 13760




Brandi Rozelle


Business address:


Waterloo Library & Historical Society
31 E Williams St.
Waterloo, NY 13165




(b) FLRs officers:

Tony Ramos, President

David J. Karre, M.B.A, M.L.S., Vice President and Secretary

 Thomas A. Burke, Esquire, Secretary


Olekanma A. Ekekwe, Esquire, Treasurer




(c) as FLR is a for-profit C corporation, it does not have general partners, in the sense that limited liability companies have such;



(d) record owners of 5 percent or more of any class of FLRs equity securities:

Rural Broadband Company, Inc., owns 55% of FLR.

Lusosystems, Inc. owns 10% of FLR.









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All shares of all shareholders, and all shares to be offered in this offering circular are common/voting shares;


 (e) there are no beneficial owners of any shares in FLR, and thus, no beneficial owners of 5 percent or more of any class of FLRs equity securities:



(f) promoters of FLR:

Philip Wright is retained as a 'finder.' His information may be found in the offering circular which accompanies this offering statement, of March 13, 2017;


(g) affiliates of FLR:

FLR has no affiliates;


(h) counsel to FLR with respect to the proposed offering:

FLR has no counsel who appear as of record for it at this time;

(i) each underwriter with respect to the proposed offering:

FLR has, as of yet, no underwriters, or any other third-party sellers. Upon retainer of such, FLR will, immediately, make any further amendments to this offering statement so as to be in compliance with governing rules and laws;

(j) the underwriters directors:

there are no underwriters directors;

(k) the underwriters officers:

there  are no underwriters officers;


(l) the underwriters general partners:

there are no underwriters general partners;







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(m) counsel to the underwriter:

there are no counsel to the underwriter;

ITEM 2. Application of Rule 262

(a) State whether any of the persons identified in response to Item 1 are subject to any of the disqualification provisions set forth in Rule 262:

There are no persons identified in response to Item 1 who are subject to any disqualification provisions set forth in Rule 262;

(b) If any such person is subject to these provisions, provide a full description including pertinent names, dates and other details, as well as whether or not an application has been made pursuant to Rule 262 for a waiver of such disqualification and whether or not such application has been granted or denied:

There are no persons identified in response to Item 1 who are subject to any disqualification provisions set forth in Rule 262;



ITEM 3. Affiliate Sales

If any part of the proposed offering involves the resale of securities by affiliates of FLR, confirm that the following description does not apply to
FLR: FLR has not had a net income from operations of the character in which FLR intends to engage for at least one of its last two fiscal years.


ITEM 4. Jurisdictions in Which Securities Are to be Offered

(a) List the jurisdiction in which the securities are to be offered by underwriters, dealers or salespersons:

The securities will be offered in such jurisdictions where such third-party sellers are authorized to sell them. All marketing and sales for the first $6 million[1] of this offering will be conducted, as permitted by the Reg. A+ rules, only by such third-party sellers;

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(b) List the jurisdictions in which the securities are to be offered other than by underwriters, dealers or salesmen and state the method by which such securities are to be offered:

FLR intends no offering of the securities other than by the third-party sellers. The $6 million[2] of this offering, for which this registration application is limited, is to be sold only by third-party sellers.


ITEM 5. Unregistered Securities Issued or Sold Within One Year

(a) As to any unregistered securities issued by FLR, or any of its predecessors or affiliated issuers within one year prior to the filing of this Form 1-A, state:



(1) the name of such Issuer:

Finger Lakes Region Rural Broadband Company, Inc.;

(2) the title and amount of securities issued:

JOBS Act/Rule 506, with form Regulation D filed with the SEC for 352,943 shares, common/voting per Rule 506 rules (SEC CIK #: 0001579586). The registration may be viewed, as shown on the SECs EDGAR electronic system, here:

https://drive.google.com/file/d/0BxfFvX3PZFjzNTJFdV9UVlZTUEU/view?usp=sharing


The issuer on Form Reg. D, and for this offering statement, FLR, are one and the same.

(3) the aggregate offering price or other consideration for which they were issued and basis for computing the amount thereof:

Per Rule 506, limiting share prices to one asking price and one class: $100 per share, based upon computing the amount needed for project funding;[3]







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(4) the names and identities of the persons to whom the securities were issued:

those persons listed in this Amended Offering Statement, and in addition:

A . Michael D. Lang, registered broker at Wells Fargo, personal issue, not for sale - shares for services - company organizing liaison with Mr. Ramos in Washington, D.C.;

                    B. Colleen Ehrhart, graphics artist/logo designer - shares for services - extensive web design with no monetary compensation;

                            C. Anthony J. Castaldo, company pioneer,
interconnector
Designer - shares for services - extensive technology work, with very little compensation;

(b) As to any unregistered securities of FLR, or any of its predecessors or affiliated issuers which were sold within one year prior to the filing of this Form 1-A by or for the account of any person who at the time was a director, officer, promoter or principal security holder of FLR of such securities, or was an underwriter of any securities of FLR, furnish the information specified in subsections (1) through (4) of paragraph (a):

There have been no sales of any unregistered securities of FLR or any of its predecessors or affiliated issuers which were sold one year prior to the filing of this Form 1-A, by or for the account of any person who at the time was a director, officer, promoter or principal security holder of FLR securities, or who was an underwriter of any securities of FLR.

(c) Indicate the section of the Securities Act or Commission rule or regulation relied upon for exemption from the registration requirements of such Act and state briefly the facts relied upon for such exemption:

Section: JOBS Act, Rule 506, which may be viewed at: 17 CFR 230.506.

 Facts relied on: in accordance with JOBS Act rules and regulations as published in the Federal Register, to include, sales for investment purposes only, single price, single class.





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ITEM 6. Other Present or Proposed Offerings: state whether or not FLR or any of its affiliates is currently offering or contemplating the offering of any securities in addition to those covered by this Form 1-A:

With the exception of the Rule 506 offering that is already registered with the SEC with the filing of Form Reg. D, FLR, does not offer, and is not contemplating offering any securities in addition to those covered by this Form 1-A, through third-party sellers. To be clear, the SEC has provided guidance on this issue in stating that the Rule 506 offering and this JOBS Act Reg. A - Tier 1 offering may offered in parallel form, and thus, any sales under each will be governed by the rules and laws of each.



ITEM 7. Marketing Arrangements

(a) Briefly describe any arrangement known to FLR or to any person named in response to Item 1 above or to any selling securityholder in the offering covered by this Form 1-A for any of the following purposes:

(1) To limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution:

There are no other securities of the same class as those to be offered for the period of distribution for this JOBS Act Reg. A - Tier 1 offering. This said, upon the completion of the sale of the first $6 million in shares, FLR intends to amend this offering, in order to sell the remaining $14 million of the $20 million that are authorized to be sold under JOBS Act Reg. A - Tier 1;




(2) To stabilize the market for any of the securities to be offered:

The market is not known, and further, there are no persons known who have indicated an intent to make any purchases that would stabilize the market for the securities to be offered;















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(3) For withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation:

There are no arrangements for withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation, because there are, as of yet, no such agreements with any third-party sellers;



(b) Identify any underwriter that intends to confirm sales to any accounts over which it exercises discretionary authority and include an estimate of the amount of securities so intended to be confirmed:

As there are no underwriters as of yet, there are no known underwriters who intend to confirm sales to any accounts over which he/she exercises discretionary authority and thus, and no estimate of the amount of securities so intended to be confirmed may be made at this time.

ITEM 8. Relationship with FLR of Experts Named in Offering Statement

If any expert named in the offering statement as having prepared or certified any part thereof was employed for such purpose on a contingent basis or, at the time of such preparation or certification or at any time thereafter, had a material interest in FLR or any of its parents or subsidiaries or was connected with FLR, or any of its subsidiaries, as a promoter, underwriter, voting trustee, director, officer or employee furnish a brief statement of the nature of such contingent basis, interest or connection:

There are no experts named in this offering statement, none have been employed as such, none who have a material interest, other than as shareholders and founders, none who have any connection to FLR as a promoter, underwriter, voting trustee, director, officer, or employee.

Founding shareholders, almost all of whom are executives, have, however, utilized their own expertise since the group was formed in March, 2009.


Further, as set forth in the amended offering circular which accompanies this amended offering statement, FLR has signed an escrow agreement with Olekanma A. Ekekwe, Attorney, as Trustee. In addition, FLR has opened an escrow account with Signature Bank, in Minnetonka, MN.




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ITEM 9. Use of a Solicitation of Interest Document

Indicate whether or not a publication authorized by Rule 254 was used prior to the filing of this notification:

No publication was prepared, and, therefore, none was submitted to the SEC as of the request for pre-approval of this Offering Statement by the SEC. Any such proposed future publications will be processed pursuant to Rule 254.

III. Supplemental Information as Required by Form 1-A

The following supplemental information is furnished:

a ) a statement as to whether or not the amount of compensation to be allowed or paid to the underwriter has been cleared with the NASD:

No underwriting decisions have been made as of the request for pre-approval of this Offering Statement because FLR has not located any underwriters who are taking the new Regulation A offerings. As such, no, there is nothing to be cleared with NASD;



b ) any engineering, management or similar report referenced in the offering statement:

no engineering, management or similar reports are referenced in this offering statement;



c ) such other information as requested by the staff in support of statements, representations and other assertions contained in the offering statement:

FLR certifies that it has, to the best of its ability, replied to all such supplemental requests by regulators as of the date on the cover of this document.







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________________
[1] The minimum of this offering is $5,000.00 and the maximum of this offering is $6 million.
[2] The minimum of this offering is $5,000.00 and the maximum of this offering is $6 million.
[3] The current asking price for this Tier 1 offering is, however, $5 per share, as indicated throughout the amended offering circular which accompanies this amended offering statement.